Exhibit 99.1

For immediate release

August 1, 2018

AtriCure Reports Second Quarter 2018 Financial Results

Updates 2018 Financial Outlook

•	Worldwide revenue of $51.8 million – an increase of 14.5% year over year
•	U.S. revenue of $40.8 million – an increase of 14.9% year over year
•	International revenue of $11.0 million – an increase of 13.1% year over year
•	Positive adjusted EBITDA of $0.8 million

MASON, Ohio, August 1, 2018 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced second quarter 2018 financial results.

“Our second quarter results reflect strong revenue growth, solid operational performance and continued execution on our strategic priorities,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are pleased to be reporting positive adjusted EBITDA for the second quarter as well as raising our revenue expectations for the year.”

Second Quarter 2018 Financial Results

Revenue for the second quarter of 2018 was $51.8 million, an increase of $6.6 million or 14.5% (13.5% on a constant currency basis), compared to second quarter 2017 revenue. U.S. revenue increased 14.9% to $40.8 million, driven by increased sales of ablation-related open-heart products and appendage management products. International revenue was $11.0 million, an increase of $1.3 million or 13.1% (8.3% on a constant currency basis), compared to second quarter 2017 revenue, driven primarily by increased sales in Asia and certain European markets.

Gross profit for the second quarter of 2018 was $38.1 million compared to $32.6 million for the second quarter of 2017. Gross margin for the second quarter of 2018 increased to 73.5% compared to 72.0% in the second quarter of 2017, driven primarily by product mix.

Operating expenses for the second quarter of 2018 decreased 4.6%, or $1.8 million, compared to the second quarter of 2017. The decrease in operating expenses was primarily due to a contingent consideration adjustment of $5.9 million recorded in the second quarter of 2018.

Income from operations for the second quarter of 2018 was $1.0 million, compared to a loss of $6.4 million for the second quarter of 2017. Net loss per share was $0.01 for the second quarter of 2018, compared to $0.21 for the second quarter of 2017. The adjusted loss per share for the second quarter of 2018, which excludes the contingent consideration adjustment, was $0.19.

Adjusted EBITDA, a non-GAAP measure, was positive $0.8 million for the second quarter of 2018 and a loss of $0.4 million for the second quarter of 2017 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

2018 Financial Guidance

Management is raising its 2018 revenue guidance. Revenue for 2018 is projected to be approximately $193 million to $197 million. Management continues to expect positive full-year adjusted EBITDA, a non-GAAP measure, with legal fees continuing to be a watch item.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, August 1, 2018 to discuss its second quarter 2018 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 1519128. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 150,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments to expenses related to the adjustment in value of the contingent consideration liability. Management believes this metric provides a better measure of comparability of results between periods, as such adjustments are not frequent in nature or similar in value, and can be significant.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
United States Revenue:
Open-heart ablation	$18,073	$16,790	$35,652	$32,495
Minimally invasive ablation	9,114	8,725	17,727	17,007
Appendage management	13,101	9,463	24,898	18,165
Total ablation and appendage management	40,288	34,978	78,277	67,667
Valve tools	546	556	993	1,135
Total United States	40,834	35,534	79,270	68,802
International Revenue:
Open-heart ablation	5,836	5,674	10,745	10,264
Minimally invasive ablation	2,660	2,135	4,452	4,093
Appendage management	2,424	1,777	4,222	3,172
Total ablation and appendage management	10,920	9,586	19,419	17,529
Valve tools	48	111	107	173
Total international	10,968	9,697	19,526	17,702
Total revenue	51,802	45,231	98,796	86,504
Cost of revenue	13,723	12,677	26,214	23,942
Gross profit	38,079	32,554	72,582	62,562
Operating expenses:
Research and development expenses	8,655	8,907	17,712	18,457
Selling, general and administrative expenses	28,466	30,002	63,342	60,102
Total operating expenses	37,121	38,909	81,054	78,559
Income (loss) from operations	958	(6,355)	(8,472)	(15,997)
Other expense, net	(1,248)	(511)	(1,904)	(1,029)
Loss before income tax expense	(290)	(6,866)	(10,376)	(17,026)
Income tax expense	48	17	96	40
Net loss	$(338)	$(6,883)	$(10,472)	$(17,066)
Basic and diluted net loss per share	$(0.01)	$(0.21)	$(0.32)	$(0.53)
Weighted average shares used in computing net loss per share:
Basic and diluted	33,252	32,288	33,117	32,154

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$37,068	$34,451
Accounts receivable, net	24,895	23,083
Inventories	21,682	22,451
Other current assets	3,120	2,273
Total current assets	86,765	82,258
Property and equipment, net	28,126	28,749
Goodwill and intangible assets, net	155,337	156,021
Other noncurrent assets	619	676
Total assets	$270,847	$267,704
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,831	$31,342
Other current liabilities and current maturities of capital leases	589	561
Total current liabilities	27,420	31,903
Capital leases	12,492	12,761
Long-term debt	39,399	24,100
Other noncurrent liabilities	31,849	37,774
Total liabilities	111,160	106,538
Stockholders' equity:
Common stock	35	35
Additional paid-in capital	396,088	386,963
Accumulated other comprehensive (loss) income	(98)	34
Accumulated deficit	(236,338)	(225,866)
Total stockholders' equity	159,687	161,166
Total liabilities and stockholders' equity	$270,847	$267,704

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(10,472)	$(17,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	7,424	7,325
Depreciation and amortization of intangible assets	4,403	4,590
Amortization of deferred financing costs	217	132
Loss on disposal of property and equipment	97	88
Realized loss (gain) from foreign exchange on intercompany transactions	56	(10)
(Accretion) amortization of investments	(56)	59
Change in allowance for doubtful accounts	58	(134)
Change in fair value of contingent consideration	(5,916)	—
Changes in operating assets and liabilities
Accounts receivable	(1,946)	(1,673)
Inventories	703	(2,094)
Other current assets	(877)	(26)
Accounts payable and accrued liabilities	(4,129)	(1,326)
Other noncurrent assets and liabilities	69	(468)
Net cash used in operating activities	(10,369)	(10,603)
Cash flows from investing activities:
Purchases of available-for-sale securities	(23,510)	(7,567)
Sales and maturities of available-for-sale securities	13,000	16,350
Purchases of property and equipment	(3,473)	(3,488)
Proceeds from sale of property and equipment	6	—
Net cash (used in) provided by investing activities	(13,977)	5,295
Cash flows from financing activities:
Proceeds from debt borrowings	17,381	—
Payments on debt and capital leases	(1,469)	(241)
Payment of debt fees	(1,136)	(50)
Shares repurchased for payment of taxes on stock awards	(3,724)	(1,901)
Proceeds from exercise of stock options and employee stock purchase plan	5,425	4,279
Net cash provided by financing activities	16,477	2,087
Effect of exchange rate changes on cash and cash equivalents	(74)	26
Net decrease in cash and cash equivalents	(7,943)	(3,195)
Cash and cash equivalents - beginning of period	21,809	24,208
Cash and cash equivalents - end of period	$13,866	$21,013

Supplemental cash flow information:
Cash paid for interest	$1,210	$985
Cash paid for income taxes	45	—
Non-cash investing and financing activities:
Accrued purchases of property and equipment	366	703
Assets acquired through capital lease	24	—
Capital lease asset early termination	(6)	—

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss, as reported	$(338)	$(6,883)	$(10,472)	$(17,066)
Income tax expense	48	17	96	40
Other expense, net (a)	1,248	511	1,904	1,029
Depreciation and amortization expense	2,204	2,286	4,403	4,590
Share-based compensation expense	3,534	3,697	7,424	7,325
Change in fair value of contingent consideration	(5,916)	—	(5,916)	—
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$780	$(372)	$(2,561)	$(4,082)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(a) Other includes:
Net interest expense	$1,098	$516	$1,842	$1,016
Loss (gain) due to exchange rate fluctuation	150	(5)	62	13
Other expense, net	$1,248	$511	$1,904	$1,029

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